Exhibit 10.4

Summary term sheet governing arrangement of consulting services Icarus Investment Corp. performs pursuant to oral agreement

Icarus Investment Corp. is paid $30,000 per month for consulting services. Icarus Investment Corp. performs for CECO consulting services regarding the Company’s corporate policies, marketing, strategic and financial planning, including long and short-term goals, mergers and acquisitions and other business combinations, financing, growth plans and other related matters.

Icarus Investment Corp. is engaged as an independent contractor, and is not an employee of the Company for any purpose whatsoever, including without limitation, for purposes relating to taxes, workers’ compensation or workplace safety insurance, payments required by statute or any other withholdings or remittances to any governmental agency or authority. No course of dealing between the parties is intended to create, or shall create, an employment relationship, a joint venture, partnership or any similar relationship. CECO is interested only in the results obtained by Icarus Investment Corp. and Icarus Investment Corp. shall have sole control of the manner and means of performing its services to CECO consistent with the policies and practices of CECO and with CECO’s interests and in accordance with all applicable laws, rules and regulations.